UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2004

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-24690	91-1407411
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)	Identification No.)

38 West Fulton, Suite 400	49503
Grand Rapids, Michigan	(Zip Code)
(Address of Principal Executive Offices)

616-233-6680
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.       Financial Statements and Exhibits.

Exhibit

99      Press release dated March 8, 2004.

Item 12.       Results of Operations and Financial Condition.

On March 8, 2004, Clarion Technologies, Inc. issued a press release announcing results for fiscal 2003. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 12, 2004	CLARION TECHNOLOGIES, INC. By: /s/ Edmund Walsh Edmund Walsh Chief Financial Officer

EXHIBIT INDEX

Exhibit No. 99	Description Press release dated March 8, 2004

EXHIBIT 99

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: MARY ASADORIAN
(616) 233-6680

CLARION TECHNOLOGIES REPORTS NET INCOME FOR FISCAL 2003

Grand Rapids, MI (March 8, 2004) — Clarion Technologies, Inc. (OTCBB: CLAR.OB) today announced financial results for the fiscal year ended December 27, 2003.

Clarion’s 2003 sales were $97.7 million versus $80.6 million in 2002. The 21% increase in revenue was driven primarily by the increase in sales through new business opportunities. With continued focus on controlling costs and driving operational improvements, operating income increased 52% to $5.0 million versus $3.3 million in 2002. Clarion’s net income from continuing operations for 2003 was $0.8 million versus a net loss of $7.4 million in 2002.

Clarion Technologies’ President, Bill Beckman, commented, “We are excited to report positive net income results for 2003. The entire company has continued to focus on meeting our business plan every day and providing the products and solutions to meet and exceed our customer’s expectations. This focus has provided significant growth, including new business opportunities with existing and new customers. We believe these growth opportunities substantiate our customer’s confidence in our ability to deliver quality products on time, at a competitive price. We will continue our focus on execution and growing the business in 2004. We are experiencing increases in revenues along with improved profitability and operating results for the first quarter of fiscal 2004 as compared to the same period in fiscal 2003 and are optimistic that this trend will continue.”

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan, one in South Carolina, and one in Iowa with approximately 167 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Mary Asadorian at (616)233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 28, 2002 and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CLARION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fiscal year ended

	December 27, 2003	December 28, 2002	December 29, 2001

Net sales	$ 97,668	$ 80,630	$ 90,573
Cost of sales	85,731	70,174	88,935

Gross profit	11,937	10,456	1,638
Selling, general and administrative expenses	7,144	7,859	11,081
Restructuring and impairment charges (credits)	(207)	(713)	7,431

Operating income (loss)	5,000	3,310	(16,874)
Other income (expenses):
Interest expense	(4,463)	(10,838)	(10,947)
Gain on extinguishment of debt	332	-	-
Other, net	(95)	74	(84)

	(4,226)	(10,764)	(11,031)

Income (loss) from continuing operations
before income taxes	774	(7,454)	(27,905)
Provision for income taxes	-	-	-

Income (loss) from continuing operations	774	(7,454)	(27,905)
Income (loss) from discontinued operations
(including loss on disposal of $97 in 2002)	-	209	(7,238)

Net income (loss)	$ 774	$(7,245)	$(35,143)

Net loss from continuing operations attributable to
common shareholders	$(7,466)	$(12,319)	$(31,731)

Net loss attributable to common shareholders	$(7,466)	$(12,110)	$(38,969)

Average common shares outstanding (basic and diluted)
	44,635	42,667	23,667
Loss per common share (basic and diluted):
Loss from continuing operations	$ (0.17)	$ (0.28)	$ (1.34)
Loss from discontinued operations	-	-	(0.31)

Net loss per share of common stock	$ (0.17)	$ (0.28)	$ (1.65)

( ) Denotes deduction.